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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report: March 16, 2007
                        (Date of earliest event reported)

                           Quest Resource Corporation
             (Exact name of registrant as specified in its charter)

                 Nevada                   0-17371                90-0196936
   (State or other jurisdiction of     (Commission           (I.R.S. Employer
           incorporation)              File Number)         Identification No.)

                         9520 North May Ave., Suite 300
                          Oklahoma City, Oklahoma 73120
                (Address of principal executive office)(Zip Code)

                                 (405) 488-1304
              (Registrant's telephone number, including area code)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




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Item 5.02   Departure of Directors or Certain Officers; Election of Directors;
            Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment Agreement
--------------------

      On March 21, 2007, Quest Resource Corporation ("Quest") entered into an Employment Agreement (the "Agreement") with Richard Marlin, Executive Vice President - Engineering of Quest. The Agreement initially has a term of three years (the "Initial Term"). Upon expiration of the Initial Term, the Agreement will automatically continue for successive one-year terms, unless earlier terminated in accordance with the Agreement. Mr. Marlin's base salary is $248,000 per year. He is eligible to participate in Quest's incentive bonus plan or program, and he was granted 45,000 restricted shares of Quest, which will vest in accordance with a three-year vesting schedule.

      If Quest terminates Mr. Marlin's employment without "cause" (as defined in the Agreement) or if Mr. Marlin terminates the Agreement for Good Reason (as defined in the Agreement), Quest will pay to Mr. Marlin (i) his base salary for the remainder of the term, (ii) his health insurance premium payments for the duration of the COBRA continuation period or until he becomes eligible for health insurance with a different employer, and (iii) his pro rata portion of any annual bonus and other incentive compensation to which he would have been entitled. If Mr. Marlin is unable to render services as a result of physical or mental disability, Quest may terminate his employment, and he will receive a lump-sum payment of $248,000 and all compensation and benefits that were accrued and vested as of the date of termination.

      The Agreement also provides for one-year restrictive covenants of non-competition and non-solicitation in the event Mr. Marlin terminates his own employment or is terminated by Quest for cause. A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Management Annual Incentive Plan
--------------------------------

      Quest Resource Corporation ("Quest") has established the Quest Resource Corporation Management Annual Incentive Plan (the "Incentive Plan"), which was approved by Quest's stockholders at the 2006 annual meeting of stockholders. The purposes of the Incentive Plan are to promote Quest's success; to provide designated executive officers with an opportunity to receive incentive compensation dependent upon that success; to attract, retain and motivate such individuals; and to provide awards that are "qualified performance-based" compensation under Section 162(m) of the Internal Revenue Code.

      On March 16, 2007, Quest's Compensation Committee selected the executive officers and key employees who are eligible to participate in the Incentive Plan for 2007. For 2007, all of Quest's executive officers and management-level employees, other than those officers and employees that are employed by Quest Midstream GP, LLC are eligible to participate.

      On March 16, 2007, the Committee also established the performance goals for 2007, which include:

      o operational goals consisting of finding and development costs per mcf, reserve replacement and revisions and production growth; and
      o financial discipline goals consisting of lease operating expense per mcf produced and EBITDA.

      Each of these five performance goals are equally weighted for all participants in the Incentive Plan. For 2007, any bonuses under the Incentive Plan will be paid in cash.


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      Each executive officer and key employee has a target bonus percentage expressed as a percentage of base salary based on his or her level of responsibility. If performance is 100% of target, Quest's Chief Executive Officer and Chief Financial Officer would receive a bonus equal to 42% of base salary and Quest's other named executive officers that participate in the Incentive Plan would receive a bonus equal to 27% of base salary. The performance criteria for 2007 includes minimum performance thresholds required to earn any incentive compensation, as well as maximum payouts geared towards rewarding extraordinary performance; thus, actual awards can range from 0% (if performance is below 60% of target) to 99% of base salary for the Chief Executive Officer and Chief Financial Officer and 73.5% of base salary for the other participating named executive officers (if performance is 150% of target).

Item 9.01   Financial Statements and Exhibits

      (d)   Exhibits

      10.1 Employment Agreement dated March 21, 2007 between Quest Resource Corporation and Richard Marlin.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          QUEST RESOURCE CORPORATION



                                          By:  /s/ Jerry D. Cash
                                               ------------------------------
                                               Jerry D. Cash
                                               Chief Executive Officer



Date:  March 22, 2007


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